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Exhibit 10.5.1

Amendment to the Gas Purchase Agreement dated November 1, 1990, as amended, between Duke Energy Trading and Marketing, L.L.C. (successor to Mobil Oil
Canada) And Cascade Natural Gas Corporation
DETM Agreement No. GSA 944

    This Amendment to the Gas Purchase Agreement dated November 1, 1990, as amended, is made and entered into this 30 day of August 2001, by and between Duke Energy Trading and Marketing, L.L.C. ("Seller") and Cascade Natural Gas Corporation ("Buyer").

Recitals:

A.
Seller and Buyer are parties to that certain Gas Purchase Agreement dated November 1, 1990 ("Agreement"), as amended.

B.
Seller and Buyer desire to amend the Agreement for the period and to the extent defined herein.

    NOW THEREFORE, in consideration of the mutual covenants of the parties hereto, said parties agree as follows:

1.
The above referenced Agreement is amended for the period of July 1, 2001 (8:00 a.m. MST) through November 1, 2002 (7:59 a.m. MST) as follows:

(A)
Buyer's Obligation to Nominate, Purchase and Use

        Delete Sub-clause 4.4 in its entirety and replace with the following:

      "Load Factor shall be a 100% minimum take obligation."

  (B)
  Commodity Price

        Delete Sub-clause 5.1 (b), as amended, in its entirety and replace with the following:

      "The Commodity Price shall equal the following:

        A)  [*] per MMBtu; and,

        B)  Less Demand charge as calculated in Sub-clause 5.1(a) of the Agreement."

    [*] = Confidential Information

  (C)
  Reservation Fee

        Delete Sub-clause 5.1(c), as amended, in its entirety and replace with the following:

      "A reservation fee ("Reservation Fee") each month of the term in consideration of Seller reserving for Buyer the quantity of Gas required to meet the DCQ. This Reservation Fee shall be 9% of the Inside FERC Gas Market Report first of the month publication for the Northwest Pipeline—Canadian Border times the DCQ times the number of days in that Month. The obligation to pay the Reservation Fee shall only be modified if Seller is unable, due to Supply Failure of Force Majeure claimed by Seller, to deliver as which it is obligated to deliver under Sub-clause 4.1(a); in such event, the Reservation Fee shall be reduced by the ratio of the DCQ not delivered by Seller to the DCQ."

2.
Terms and conditions of the Agreement, as amended, previous or subsequent to those contained herein shall remain in full force and effect and shall be unchanged as a result of this Amendment.

3.
This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their successors and/or assigns.

IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the day and year first referenced above.

Seller		Buyer
DUKE ENERGY TRADING AND MARKETING, L.L.C.		CASCADE NATURAL GAS CORPORATION

Name:		Name:

Title:	Director, Marketing, Pacific Northwest Division	Title:

Date:		Date:

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  Exhibit 10.5.1
Amendment to the Gas Purchase Agreement dated November 1, 1990, as amended, between Duke Energy Trading and Marketing, L.L.C. (successor to Mobil Oil Canada) And Cascade Natural Gas Corporation DETM Agreement No. GSA 944